 ROCKY MOUNTAIN HIGH BRANDS, INC.

ADVISORY BOARD MEMBER

CONSULTING AGREEMENT

HAL KRAVITZ

THIS CONSULTANT AGREEMENT ("Agreement") entered into effective June 1, 2018, between Rocky Mountain High Brands, Inc. (hereinafter "RMHB" or "Company") and Hal Kravitz (hereinafter the "Consultant").

1.	Term of Agreement.

(a)	The term of this Agreement is one year, commencing June 1, 2018. The parties hereto will, prior to the expiration of said one year, meet to determine if the parties desire to extend the term or enter into a new agreement.

(b)	This Agreement may be terminated with or without cause upon 30 day written notice of such intent.

2.	Duties.

(a)	General Duties. The Consultant shall consult with the Company as a member of the Advisory Board on any matters requested by the Company which Consultant has sufficient expertise.

(b)	Devotion of Time. The Consultant shall devote such business time, attention and energies to the fulfillment of his duties as an Advisory Board Member as deemed necessary. This consists of periodic telephone updates and a quarterly Advisory Board meeting. Most meetings can be attended via conference call in.

3.	Compensation.

(a)

Consultant shall be compensated in both cash of $1,000 per month and Common Stock Options with a value of $1,000 per month. The Stock Options will have a discounted strike price and a five year expiration date from date of issue.

If Consultant's time commitment exceeds reasonable periodic monthly telephone calls, Company and Consultant will meet in good faith to determine a fair adjustment to the Consultant's compensation to reflect the effort put forth by the Consultant.

(b)	Consultant acknowledges that he is an independent Consultant and is not an employee of RMHB

(c)	Consultant shall be reimbursed for reasonable expenses incurred in his performance under this Agreement. However, to be reimbursed, Consultant must obtain written approval from Company prior to incurring such expense.

(d)	Consultant will be issued 1,000,000 Common Stock Options upon completing one year of service on the Advisory Board under the same terms as described in 3 (a) above.

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4.	Nondisclosure of Confidential Information.

(a)	The Consultant acknowledges that during his association with the Company he will learn and will have access to confidential information regarding RMHB and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities of RMHB and its affiliates and (ii) trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of RMHB or its affiliates (collectively referred to as "Confidential Information"). The Consultant acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset.

(b)	All records, files, materials and Confidential Information obtained by the Consultant in the course of his association with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be. The Consultant will not, except in connection with and as required by his perfonnance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Infonnation to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Company's Board unless such Confidential Information previously shall have become public knowledge through no action by or omission of the Consultant.

5.	Consultant's Representations.

Consultant represents that he is not a party to any agreements or contracts, or employment agreements, or anything of similar nature, whether written or otherwise, including but not limited to non-competition agreements or non-disclosure agreements, with any person, company or entity of any nature whatsoever, which relate to or which in any way or manner prevents him from performing the duties contemplated by this Agreement. Consultant further warrants that by entering into this Agreement he will not be breaching any fiduciary duty, usurping any corporate opportunity or other opportunity of any nature, which is owed to any entity or person.

6.	Assignability.

The Consultant's obligations hereunder may not be assigned or alienated and any attempt to do so by the Consultant will be void.

7.	Notices and Addresses.

All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by electronic mail, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

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To the Company:

Rocky Mountain High Brands, Inc.

9101 LBJ Freeway, Suite 200

Dallas, TX 75243

To the Consultant:

Hal Kravitz

4830 Los Feliz Blvd.

Los Angeles, CA 90027

Or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

8.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

9.	Governing Law.

This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, and the obligations provided therein or perfonnance shall be governed or interpreted according to the internal laws of the State of Texas without regard to choice of law considerations, and sole and exclusive venue and jurisdiction shall be in the Courts of Dallas County, Texas.

I0. Entire Agreement.

This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof, save and except for any prior signed non-disclosure agreements. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against whom enforcement or the change, waiver discharge or termination is sought.

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IN WITNESS WHEREOF, RMHB and Consultant have executed this Agreement as of the date and year first above written.

Rocky Mountain High Brands, Inc.

 By: /s/ Michael Welch

Michael Welch President and CEO

Date: 6/22/2018

Consultant

 By: /s/ Hal Kravitz

Hal Kravitz

Date: 6/18/2018

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